UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 1, 2016

Edge Therapeutics, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-37568	26-4231384
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 Connell Drive, Suite 1600
Berkeley Heights, NJ 07922
(800) 208-3343
 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Amended and Restated Loan and Security Agreement with Hercules

On August 1, 2016, Edge Therapeutics, Inc. (”Edge”) entered into an Amended and Restated Loan and Security Agreement (the “Amended Loan Agreement”) with the several banks and other financial institutions or entities from time to time party to the Amended Loan Agreement (collectively, the “Lenders”) and Hercules Capital, Inc., formerly known as Hercules Technology Growth Capital, Inc., as agent for the Lenders (“Hercules”), pursuant to which Edge may borrow a term loan up to $20,000,000.  The Amended Loan Agreement amends and restates Edge’s existing loan and security agreement entered into on August 28, 2014 (the “Existing Loan Agreement”). At closing, Edge borrowed the full $15,000,000 available for draw under the Amended Loan Agreement (less the current amount outstanding under the Existing Loan Agreement).  The Amended Loan Agreement allows Edge, at its option, to drawn down a second tranche of $5 million on or before June 15, 2017.  Amounts drawn under the Amended Loan Agreement bear interest at a rate per annum equal to the greater of either (i) the sum of (a) 9.15%, plus (b) the prime rate as reported in The Wall Street Journal minus 4.50% or (ii) 9.15%. Pursuant to the terms of the Amended Loan Agreement, Edge will make interest-only payments for 18 months, and then repay the principal balance of the loan in 24 equal monthly payments of principal and interest through the scheduled maturity date on February 3, 2020. The period of interest-only payments and the maturity date may be extended if Edge satisfies certain conditions as prescribed for in the Amended Loan Agreement.

In connection with the Amended Loan Agreement, Edge granted a security interest to Hercules in substantially all of its assets, excluding its intellectual property, as collateral for the obligations under the Amended Loan Agreement.

The Amended Loan Agreement also contains customary representations and warranties by Edge and indemnification in favor of Hercules and the Lenders. Edge is required to comply with various customary covenants, including, among others, restrictions on indebtedness, investments, distributions, transfers of assets and acquisitions.  The Amended Loan Agreement contains several events of default, including, among others, payment defaults, breaches of covenants or representations, material impairment in the perfection of Hercules’ security interest or in the collateral and events related to bankruptcy or insolvency. Upon an event of default, Hercules may declare all outstanding obligations immediately due and payable (along with a prepayment charge), a default rate of an additional 5.0% may be applied to the outstanding loan balances, and Hercules may take such further actions as set forth in the Amended Loan Agreement, including collecting or taking such other action with respect to the collateral pledged in connection with the Amended Loan Agreement.

The foregoing description of the Amended Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended Loan Agreement, which Edge expects to file as an exhibit to Edge’s Quarterly Report on Form 10-Q for the period ending September 30, 2016 .

The Amended Loan Agreement contains warranties and covenants that Edge has made to Hercules as of specific dates. The assertions embodied in those warranties and covenants were made solely for purposes of the Amended Loan Agreement between the parties and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating its terms, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Amended Loan Agreement. The warranties may be subject to a contractual standard of materiality that may be different from what may be viewed as material to investors or securityholders, or may have been used for the purpose of allocating risk between the parties to the Amended Loan Agreement rather than establishing matters as facts. Moreover, information concerning the subject matter of the warranties may change after the date of the Amended Loan Agreement, which subsequent information may or may not be fully reflected in Edge’s public disclosures. For the foregoing reasons, no person should rely on the warranties as statements of factual information at the time they were made or otherwise.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 8.01	Other Events.

On August 2, 2016, Edge issued a press release announcing execution of the Amended Loan Agreement with Hercules. A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits:

Exhibit No.	Description
99.1	Press Release dated August 2, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 2, 2016	Edge Therapeutics, Inc.

	By:	/s/ Andrew J. Einhorn
Name: Andrew J. Einhorn
Title: Chief Financial Officer

Exhibit Index

Exhibit No.	Description
99.1	Press Release dated August 2, 2016